M

BASQUIAT



Made in Japan II (1982)

60 x 36 in.

INVEST NOW

Offering Circular Below

High Sharpe Ratio

Basquiat vs. Other Popular Assets ('96-'24)

Basquiat's Sharpe Ratio of 0.97 represents a attractive market-risk adjusted appreciation. See how his market compares to other popular assets below


Basquiat: 0.97
S&P 500: 0.53
Bonds: 0.46
Gold: 0.32

Note: For illustrative purposes only. Comparison of assets that trade real time compared to assets that trade episodically like art may have limitations, see Important Disclosures for more info. Past performance is not indicative of future results.

Critically Acclaimed

The Art Market's Gold Standard

Christie's global president Alex Rotter recently explained Basquiat's status as market bellwether to NYT.



"

Over the past five years, [Basquiat] has the broadest attraction to people at different price levels.

Alex Rotter, Global President at Christie's, speaking to New York Times.

INVEST NOW

Offering Circular Below

MASTERWORKS

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Any comparative images are not currently live offerings and are provided for educational purposes only.

"Sharpe Ratio" indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment by measuring price appreciation relative to the volatility of that price appreciation over time. A relatively higher Sharpe Ratio reflects higher appreciation relative to volatility and generally signals a better risk adjusted return, and, conversely, a relatively lower Sharpe Ratio generally means there is more volatility relative to price appreciation, although historical volatility is not necessarily a proxy for investment risk. Sharpe Ratio of artist market qualitatively different from measurement of the individual performance of Masterworks securities. While Masterworks believes comparisons to other asset classes can be useful to help potential investors discern long term trends in these asset classes, there are significant limitations to the utility of such comparative data, particularly over shorter time periods, and potential investors are cautioned not to place undue reliance on such data. For example, many asset categories are far more liquid than artwork. Whereas exchange traded stocks, commodities and precious metals are priced continuously in real time, art prices upon which data is available (i.e. public auctions) are updated only on limited occasions during select months of the year when public auctions are held. As a result, these asset categories may appear to be more volatile than art and will react more quickly to events and market forces than art prices. We endeavor to include all relevant works and transactions in our analyses, but no definitive object-oriented database with all auction sales is known to Masterworks, and therefore, despite our best efforts the data may be incomplete or inaccurate.

Critics referenced are not investors in Masterworks Offerings. Their affiliation with artists is not an endorsement of Masterworks. . Use of these names, logos, and brands is for identification purposes only.

Masterworks, LLC is located at 1 World Trade Center, 57th Floor, New York, NY 10007.